 SWIFT ENERGY COMPANY
N E W S

  FOR IMMEDIATE RELEASE
COMPANY CONTACT
Scott A. Espenshade
Director of Corporate Development
   and Investor Relations
(281) 874-2700, (800) 777-2412

SWIFT ENERGY EXECUTES MARKETING AGREEMENT
FOR BAY de CHENE FIELD

HOUSTON, March 11, 2008 - Swift Energy Company (NYSE: SFY) announced today that it has signed an agreement with a subsidiary of Enbridge Energy Partners to purchase up to 15 million cubic feet (“MMcf”) per day of natural gas out of Swift Energy’s Bay de Chene Field with an option for take away capacity up to 25 MMcf per day.  This capacity is expected to be available by the end of the second quarter 2008.

Bruce Vincent, President, said, “This marketing agreement addresses the market constraint Swift Energy has faced in the Bay de Chene area and allows for additional takeaway capacity from current wells and any further drilling success in the area.  Additional production volumes that will result from this agreement have been already included in our current 2008 production guidance, and this agreement now provides Swift with more certainty as to timing of Bay de Chene production volumes in 2008.”

Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on oil and natural gas reserves in the onshore and inland waters of Louisiana and Texas. Over the Company’s 28-year history, Swift Energy has shown long-term growth in its proved oil and gas reserves, production and cash flow through a disciplined program of acquisitions and drilling, while maintaining a strong financial position.

16825 Northchase Drive, Suite 400 Houston, Texas 77060
www.swiftenergy.com